                                   EXHIBIT 11



                STATEMENT REGARDING COMPUTATION OF PER SHARE LOSS





                                                       Year                 Year                 Year
                                                       Ended                Ended                Ended
                                                  March 31, 1997       March 31, 1996       March 31, 1995
                                                  --------------       --------------       --------------
Net loss                                           $(18,797,818)        $(13,747,084)        $(11,904,153)
                                                   ============         ============         ============

Calculation of shares outstanding:

     Weighted average common shares
        outstanding used in calculating net
        loss per share in accordance with
        generally accepted accounting
        principles                                   18,288,334           14,774,584           13,535,339
                                                   ------------         ------------         ------------


        Total                                        18,288,334           14,774,584           13,535,339
                                                   ============         ============         ============

Net loss per share                                       $(1.03)              $(0.93)              $(0.88)
                                                         ======               ======               ======